ROSLYN BANCORP, INC. LETTERHEAD
One Jericho Plaza, P.O. Box 9005, Jericho, NY 11753-8009

                                        FOR IMMEDIATE RELEASE
                                        Contact: Michael P. Puorro
                                        Executive Vice President and
                                          Chief Financial Officer
                                        (516) 942-6107



          ROSLYN BANCORP, INC. ANNOUNCES NINTH STOCK REPURCHASE PROGRAM

Jericho, New York, November 7, 2002 - Roslyn Bancorp, Inc. (NASDAQ:RSLN), the holding company for The Roslyn Savings Bank, announced today that its Board of Directors approved the Company's ninth stock repurchase plan. The plan authorizes the purchase of up to 5% of its common stock outstanding, or 4.0 million shares. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

To date, the Company has repurchased approximately 7.1 million shares of the available 8.9 million shares of its current repurchase program at an average price of $19.10 per share. Commencement of the new program will begin upon completion of the Company's current repurchase program.

Joseph L. Mancino, President and Chief Executive Officer of Roslyn Bancorp, Inc., stated, "This additional authority combined with the success of our recent debt offering provides management with the flexibility to repurchase shares which are currently trading at a discount to our peer group."

With assets of $10.8 billion at September 30, 2002, Roslyn is among the five largest publicly traded thrift institutions in New York. The Bank operates 34 full service branches throughout Nassau and Suffolk counties on Long Island and the boroughs of Brooklyn, Queens and The Bronx. For an index of Roslyn Bancorp, Inc.'s news releases, or to obtain a specific release visit us on the worldwide web at www.roslyn.com.
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Statements contained in this news release may be forward-looking  statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, and all other statements that may be made in the news release that are not historical facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates; deposit flows; the level of defaults, losses and prepayments on loans held by the Company in portfolio or sold in the secondary markets; loan demand; loan collection processes; real estate values; competition; changes in accounting principles, policies, practices or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


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